EXHIBIT 99.2

Vanguard Natural Resources, LLC and Subsidiaries

Unaudited Pro Forma Consolidated Balance Sheet

The Company acquired certain producing natural gas and oil properties and related assets and liabilities from Private Sellers on December 2, 2009, with an effective date of October 1, 2009.  The following pro forma consolidated balance sheet has been prepared to reflect the acquisition as if it occurred on September 30, 2009.  Additionally, the following pro forma consolidated balance sheet includes the effects of the Company’s borrowings under the Company’s reserve-based credit facility used in order to initially finance the acquisition. Furthermore, the following pro forma consolidated balance sheet also includes the effects of the Company’s public equity offering of 2.3 million common units completed on December 4, 2009 which was used to reduce borrowings under the reserve-based credit facility. This unaudited pro forma balance sheet has been prepared for comparative purposes only and may not reflect what would have occurred if the Company had completed the acquisition at an earlier date. This pro forma balance sheet should be read in conjunction with the audited December 31, 2008 and unaudited September 30, 2009 consolidated financial statements of Vanguard Natural Resources, LLC. Pro forma statements of operations have not been provided as the use of forward-looking information regarding the revenues and expenses of the acquired natural gas and oil properties, as reorganized under new derivative contracts, our company structure, and management, would be necessary to meaningfully present the effects of the acquisition.

Vanguard Natural Resources, LLC and Subsidiaries
Unaudited Pro Forma Consolidated Balance Sheet
As of September 30,

(in thousands)
	Vanguard Historical	Pro Forma		Vanguard Pro Forma As Adjusted
	2009	Adjustments		2009
Assets
Current assets
Cash and cash equivalents	$2,046	49,500 (55,021)	(a) (c)	$(3,475)
Trade accounts receivable, net	5,410			5,410
Derivative assets	19,516			19,516
Other receivables	2,912			2,912
Other currents assets	766	25	(c)	791
Total current assets	30,650	(5,496)		25,154

Natural gas and oil properties, at cost	341,898	56,347	(c)	398,245
Accumulated depletion	(175,493)			(175,493)
Natural gas and oil properties, net – full cost method	166,405	56,347		222,752

Other assets
Derivative assets	6,850			6,850
Deferred financing costs	3,301			3,301
Other assets	1,627			1,627
Total assets	$208,833	50,851		$259,684

Liabilities and members’ equity

Current liabilities
Accounts payable – trade	$611	—		$611
Accounts payable – natural gas and oil	1,525			1,525
Payables to affiliates	866			866
Deferred swap liability	997			997
Derivative liabilities	29			29
Phantom unit compensation accrual	3,034			3,034
Accrued ad valorem taxes	1,591			1,591
Accrued expenses	344			344
Total current liabilities	8,997	—		8,997

Long-term debt	123,500	49,500 (40,252)	(a) (b)	132,748
Derivative liabilities	2,801			2,801
Deferred swap liability	2,075			2,075
Asset retirement obligations	4,133	248	(c)	4,381
Total liabilities	141,506	9,496		151,002

Commitments and contingencies

Members’ equity
Members’ capital, 16,078,673 pre-equity offering and 18,416,173 post-equity offering common units issued and outstanding at September 30, 2009	67,409	40,252 1,103	(b) (c)	108,764
Class B units, 420,000 issued and outstanding at September 30, 2009	6,045			6,045
Other comprehensive loss	(6,127)			(6,127)
Total members’ equity	67,327	41,355		108,682

Total liabilities and members’ equity	$208,833	50,851		$259,684

See notes to unaudited pro forma consolidated balance sheet

Vanguard Natural Resources, LLC and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Balance Sheet

(a)	To record the initial financing of the acquisition with borrowings under the Company’s reserve-based credit facility.

(b)	To record the public equity offering of 2.3 million common units completed on December 4, 2009, the proceeds of which were used to reduce borrowings under the reserve-based credit facility.

(c)
To record the acquisition of certain producing natural gas and oil properties, prepaid ad valorem tax for the month of December 2009 ($0.03 million asset) and asset retirement obligation ($0.2 million liability) associated with the natural gas and oil properties acquired.

Total cash consideration was $55.0 million. The measurement of the fair value at acquisition date of the assets acquired as compared to the fair value of consideration transferred, adjusted for purchase price adjustments, resulted in a gain of $1.1 million, calculated in the following table. The gain resulted from the changes in natural gas and oil prices used to value the reserves.

(in thousands)
Fair value of assets and liabilities acquired:
Natural gas and oil properties	$56,347
Other current assets	25
Asset retirement obligations	(248)
Total fair value of assets and liabilities acquired	56,124

Fair value of consideration transferred	55,021

Gain on acquisition	$1,103